Exhibit 10.4

EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT dated as of January 23, 2007 (this “Agreement”), by and among Ripplewood Holdings L.L.C., a limited liability company organized under the laws of the State of Delaware (“Ripplewood”), GoldenTree Asset Management, LP, a limited partnership organized under the laws of the State of Delaware (“GoldenTree”), J. Rothschild Group (Guernsey) Ltd., a company organized under the laws of Guernsey, Channel Islands (“Rothschild” and, together with Ripplewood and GoldenTree, the “Service Providers”), RDA Holding Co., a corporation organized under the laws of the State of Delaware (“Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Stockholders’ Agreement (as defined below).

WHEREAS, the Parent desires the Service Providers to provide management advisory services and other services and the Service Providers desire to render such services to Parent and its subsidiaries (which shall include The Reader’s Digest Association, Inc. (the “Company”)) in consideration for a management fee and other compensation as hereinafter specified; and

WHEREAS, the Service Providers (or their respective Affiliates) and Parent are parties to the Stockholders Agreement, dated as of January 23, 2007 (the “Stockholders Agreement”), in respect of Parent;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.   Management Services. Parent hereby engages the Service Providers to provide management advisory services to Parent and its subsidiaries, as requested by Parent, which services shall include, without limitation, (i) recommending, structuring and identifying sources of capital, (ii) monitoring, evaluating and making recommendations regarding potential acquisitions and (iii) analyzing the Company’s operations, historical performance and future prospects, in connection with financial and strategic corporate planning and other management services as Parent and the Service Providers shall mutually agree (collectively, the “Management Services”). In consideration of the Management Services, until the Termination Date (as defined below), Parent agrees to pay (or cause the Company to pay) an aggregate quarterly management fee of $7.5 million (the “Management Fee”) each January 1, April 1, July 1 and October 1 following the Closing Date to the Service Providers (or their respective designees) pro rata in accordance with the percentage listed for each Service Provider on Annex A, as such percentage shall be adjusted from time to time (including as of the Closing Date) to reflect any subsequent changes to the relative percentages among the Service Providers (and their respective Affiliates) of outstanding Stock (excluding Stock Equivalents) held by the parties (and their Affiliates). The first payment shall be payable on the Closing Date, and shall be a pro rata portion of the Management Fee, calculated by taking the product of (A) the Management Fee and (B) a fraction, the numerator of which shall be the number of days from the Closing Date to the last day of the month prior to the month beginning a new quarter, inclusive, and the denominator of which shall be the total number of days in the applicable full quarter, inclusive (and each Service Provider shall receive its pro rata portion of such payment in accordance with the immediately preceding sentence). Thereafter, commencing on each January 1, April 1, July 1 and October 1, Parent shall pay (or cause the Company to pay) to each Service Provider its pro rata portion of the Management Fee in respect of the quarterly period commencing on such date; provided, however, that the final payment shall be paid promptly following the Termination Date and shall be a pro rata portion of the Management Fee, calculated by taking the product of (A) the Management Fee and (B) a fraction, the numerator of which shall be the number of days from the first day of the month beginning the quarter in which the Termination Date occurs to the Termination Date, inclusive, and the denominator of which shall be the total number of days in the applicable full quarter, inclusive (and each Service Provider shall receive its pro rata portion of such payment in accordance with the second sentence of this Section 1). The Management Fee shall be paid in cash in immediately available funds to the account of each Service Provider provided to Parent in writing by such Service Provider. Five days prior to any such payment, Parent shall give each Service Provider notice of such impending payment, together with a reasonably detailed calculation thereof.

2.     Expenses. In addition to the Management Fee, Parent shall pay (or cause the Company to pay) directly or reimburse the Service Providers for their Out-of-Pocket Expenses (as defined below). Promptly following Parent’s request, the Service Providers shall provide reasonable written back-up relating to any Out-of-Pocket Expenses to be paid or reimbursed by Parent pursuant to this Agreement. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket costs and expenses incurred by the Service Providers in connection with the services rendered hereunder, including, without limitation, (i) reasonable fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, (iii) research and research-related expenses and (iv) transportation, hotel and other per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by the Service Providers to Parent of a written statement thereof.

3.     Other Services; Fees. Subject to Section 8(b) of the Stockholders Agreement, to the extent that Parent requests services other than Management Services from a Service Provider, Parent and such Service Provider may negotiate from time to time mutually agreed upon fees and expenses to be paid by Parent for such other services, and such other services shall be deemed to be provided under this Agreement.

4.     Indemnification. Parent shall (or shall cause the Company to) indemnify and hold harmless the Service Providers and their respective affiliates, shareholders and partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding capital stock or securities of Parent or any of its subsidiaries or creditors or future creditors of Parent or any of its subsidiaries), whether joint, several or otherwise, expenses of any nature (including reasonable attorneys’ fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits, investigations or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of the Service Providers pursuant to, and the performance by the Service Providers of the services contemplated by, this Agreement (and any other action taken by an Indemnified Party on behalf of Parent), whether or not pending or threatened, and any other action taken by an Indemnified Party on behalf of Parent, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by Parent. Parent shall (or shall cause the Company to) reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Parent shall not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any Liability is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the fraud, gross negligence or willful misconduct of such Indemnified Party.

5.     Contribution. Parent agrees that if any indemnification sought by any Indemnified Party pursuant to Section 4 is unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any Liabilities, then Parent shall (or shall cause the Company to) contribute to the Liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Parent, on the one hand, and the Service Providers, on the other hand, in connection with the transactions which gave rise to such Liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of Parent, on the one hand, and the Service Providers, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by the Indemnified Parties to all Liabilities with respect to which contribution is available hereunder shall not exceed the fees actually received by the Service Providers in connection with the transaction which gave rise to such Liabilities (excluding any amounts paid as reimbursement of expenses). The indemnity, contribution and expense reimbursement obligations Parent has under Sections 4 and 5 shall be in addition to any other liability Parent may have and, notwithstanding any other provision of this Agreement, shall survive the termination of this Agreement.

6.     Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto.

7.     Amendments. This Agreement may be amended only by a written instrument duly executed by all of the parties hereto.

8.     Term; Termination. (a) This Agreement shall terminate on the seventh anniversary of the date of this Agreement (the “Termination Date”), at which point it may be renewed for a further seven year term at the election of Ripplewood. This Agreement may be earlier terminated by Ripplewood if Ripplewood determines in its sole discretion that the Management Services are no longer required and shall terminate with respect to any party on the date that such party and its Affiliates cease to hold any Stock.

(b)   Upon the consummation of an Initial Public Offering (as defined in the Stockholders’ Agreement), or any transaction involving a change in control of the Company, this Agreement shall terminate and Parent shall pay (or cause the Company to pay) each Service Provider (or its designee) a termination fee equal to the net present value of the Management Fee that would have been payable to such Service Provider during the remainder of the term of this Agreement, calculated using the yield for ten year U.S. treasury notes on the date of such termination as the discount rate.

9.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws principles of such State.

10.   Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York and (ii) the United States District Court for the Southern District of New York for purposes of any suit, action or other proceeding arising out of this Agreement. Each party agrees to commence any such action, suit or proceeding either in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit.

11.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.   Effectiveness of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective at the Closing and shall terminate and be of no further effect if the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the date first above written.

RIPPLEWOOD HOLDINGS L.L.C.,

by	/s/ Christopher Minnetian
	Name:	Christopher Minnetian
	Title:	Authorized Signatory

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GOLDENTREE ASSET MANAGEMENT, LP.,
not in its individual and principal capacity, but as
investment advisor to one or more managed
funds/clients,

by	/s/ Steven Shapiro
	Name:	Steven Shapiro
	Title:	Partner /Portfolio Manager

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J. ROTHSCHILD GROUP (GUERNSEY) LTD.,

by	/s/ Mark Le Ray
	Name:	Mark Le Ray
	Title:	Director

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RDA HOLDING CO.,

by	/s/ Christopher Minnetian
	Name:	Christopher Minnetian
	Title:	President